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                                                                     Exhibit 4.2

                   AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
                   -------------------------------------------


         THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT is made as of the 16th day of February, 1996, by and among Wastequip, Inc., an Ohio corporation (the "Company"), and the individuals and entities listed on Schedule I to this Agreement (collectively, the "Schedule I Shareholders").


                              W I T N E S S E T H:
                              --------------------


                  WHEREAS, the Company and certain of the Schedule I Shareholders are parties to that certain Shareholders Agreement dated as of August 4, 1989, as amended by the Amendment of Shareholders Agreement and Partial Waiver of Rights of Refusal dated as of November 10, 1992, and as further amended by Amendment No. 1 to the Shareholders Agreement dated as of May 26, 1994 (the "Prior Shareholders Agreement");

                  WHEREAS, the Schedule I Shareholders who are not parties to the Prior Shareholders Agreement have agreed to purchase shares of capital stock of the Company on the condition that they be made parties to an Amended and Restated Shareholders Agreement in the form of this Agreement (hereinafter referred to as the "Amended and Restated Shareholders Agreement" or "this Agreement");

                  NOW, THEREFORE, in order to provide for stability in the ownership and operation of the Company and to promote continuity in the Company's management, the parties hereby agree as follows:


                             ARTICLE 1. DEFINITIONS
                             ----------------------

         "ADLER GROUP" shall mean Arbeit & Co., the Gerald Rauenhorst Family Foundation, the Alpha & Omega Family Foundation, Sieben Foundation, Inc. and Sieben Investment Co.

         "AFFILIATE" shall mean, with respect to any person, any person who controls, is controlled by, or is under common control with, such person; PROVIDED, HOWEVER, that in the case of Morgenthaler II or Morgenthaler III, the term Affiliate shall include any person who is controlled by one or more of the persons who serve as general partners of either Morgenthaler Management Partners II or Morgenthaler Management Partners III, and that in the case of Primus, the term Affiliate, shall include any person which is controlled by one or more of the persons who serve as general partners of Primus Venture Partners.

         "BOCP" shall mean Banc One Capital Partners Corporation, a Texas corporation.



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         "BOCP COMBINED GROUP" shall mean the members of the BOCP Group and the
BOCPII Group.

         "BOCP GROUP" shall mean BOCP and any person who acquires or otherwise receives Common Shares, Preferred Shares or warrants to purchase Common Shares from BOCP, so long as such person continues to own Common Shares, Preferred Shares or warrants to purchase Common Shares.

         "BOCPII" shall mean Banc One Capital Partners II, Limited Partnership, a Delaware limited partnership.

         "BOCPII GROUP" shall mean BOCPII and any person who acquires or otherwise receives Common Shares, Preferred Shares or warrants to purchase Common Shares from BOCPII, so long as such person continues to own Common Shares, Preferred Shares or warrants to purchase Common Shares.

         "COMMON SHARES" shall mean the Class A Common Shares, without par value, and Class B Common Shares, without par value, of the Company.

         "COMPANY" shall mean Wastequip, Inc. and its successors and assigns.

         "FULLY DILUTED BASIS" shall mean, with respect to the computation of the number of shares for any purpose, the number equal to the sum of all outstanding shares plus all shares issuable upon exercise of any outstanding options, warrants or convertible securities.

         "INSTITUTIONAL SHAREHOLDERS" shall mean (i) the Morgenthaler Group,
(ii) the Primus Group, (iii) the BOCP Combined Group, (iv) the Mesirow Group and
(v) the Tampsco Group.

         "MANAGEMENT SHAREHOLDERS" shall mean Charles W. Walton, Richard B. Tullis, Henry J. McGinness, Jr. and S. Sterling McMillan, III, and any person who acquires or otherwise receives Common Shares or Preferred Shares from any of them, for so long as such person continues to own Common Shares or Preferred Shares.

         "MESIROW" shall mean Mesirow Capital Partners VI, an Illinois limited partnership.

         "MESIROW GROUP" shall mean Mesirow and any person which acquires or otherwise receives Common Shares or Preferred Shares from Mesirow, so long as such person continues to own Common Shares or Preferred Shares.

         "MORGENTHALER II" shall mean Morgenthaler Venture Partners II, an Ohio limited partnership, and its successors and assigns.

         "MORGENTHALER III" shall mean Morgenthaler Venture Partners III, an Ohio limited partnership, and its successors and assigns.


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         "MORGENTHALER GROUP" shall mean Morgenthaler II and Morgenthaler III, and any person which acquires or otherwise receives Common Shares or Preferred Shares from Morgenthaler II or Morgenthaler III, so long as such person continues to own Common Shares or Preferred Shares.

         "PERSON" shall mean any individual or any partnership, corporation, trust, estate, association or other entity.

         "PERMITTED TRANSFEREES" shall mean (i) the Company, (ii) any equity security holder of the Company, (iii) any Affiliate of any equity security holder of the Company, (iv) in the case of any equity security holder of the Company who is an individual, such person's spouse, or the ancestors or the adoptive or natural descendants of the grandparents of such person or his spouse, or (iv) any trust or other entity which is beneficially owned in its entirety by any one or any combination of the persons described in clauses (i) through (iv) above; provided, however, that no person or entity shall be a Permitted Transferee unless, simultaneously with its acquisition of Common Shares or Preferred Shares, it agrees to be bound by this Agreement by executing a Shareholder's Assent in the form of Exhibit A attached hereto.

         "PREFERRED SHARES" shall mean the Series A Convertible Preferred Shares, without par value, of the Company.

         "PRIMUS" shall mean Primus Capital Fund II Limited Partnership, an Ohio limited partnership, and its successors and assigns.

         "PRIMUS GROUP" shall mean Primus and any person which acquires or otherwise receives Common Shares or Preferred Shares from Primus, so long as such person continues to own Common Shares or Preferred Shares.

         "SCHEDULE I SHAREHOLDERS" shall mean those persons identified on
Schedule I to this Agreement and their respective Affiliates and any person who acquires Common Shares or Preferred Shares from any such person in accordance with Article 3 of this Agreement.

         "TAMPSCO" shall mean Tampsco Partnership VIII, a Missouri general partnership, and its successors and assigns.

         "TAMPSCO GROUP" shall mean Tampsco and Foundation Partners Fund, G.P., a Missouri general partnership, and any person which acquires or otherwise receives Common Shares or Preferred Shares from Tampsco or Foundation Partners Fund, G.P., so long as such person continues to own Common Shares or Preferred Shares.

         Other terms defined herein shall have the meanings assigned to them herein.



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                              ARTICLE 2. GOVERNANCE
                              ---------------------


         2.1 COMPOSITION OF BOARD. (a) Each Schedule I Shareholder shall take any and all action necessary (including, without limitation, voting all Common Shares and Preferred Shares owned by such Schedule I Shareholder, executing and delivering written shareholder actions, and calling special shareholder meetings) to cause the Board of Directors of the Company (the "Board") to be limited to ten members, and to include:

                     (i) an individual designated by the members of the Morgenthaler Group in their sole discretion;

                     (ii) an individual designated by the members of the Primus Group in their sole discretion;

                     (iii) an individual designated by the members of the
                           Tampsco Group in their sole discretion;

                     (iv) an individual designated by the members of the Mesirow Group in their sole discretion;

                     (v) Charles W. Walton, for so long as he is a shareholder and the Chairman of the Company; and

                     (vi) George L. Schneider, for so long as he is the Chief Executive Officer of the Company.

The individuals designated pursuant to clauses (i) and (ii) above shall constitute the Directors who are elected by the holders of Class B Common Shares pursuant to and in accordance with Subsection 1(i)(b) of Subdivision C of
Article IV of the Amended and Restated Articles of Incorporation of the Company. The individuals designated pursuant to clauses (iii) and (iv) above shall constitute the Directors who are elected by the holders of Preferred Shares pursuant to and in accordance with Section 3 of Subdivision A of Article IV of the Amended and Restated Articles of Incorporation of the Company. In addition, the Board also shall include each of Richard B. Tullis, S. Sterling McMillan, III, and Henry J. McGinness, Jr., until such time as any such person shall cease to be a shareholder of the Company or retire from or otherwise cease to be a member of the Board. In the event that Mr. Tullis, Mr. McMillan or Mr. McGinness shall cease to serve as a Director of the Company, for any reason, the remaining Directors may designate an individual to serve for the remainder of such person's term or until such time as the shareholders of the Company shall duly elect an individual to replace him.

                  (b) Any Director who is elected to the Board pursuant to a designation under any of clauses (i) - (iv) of subsection (a) above may be removed from the Board by the group which designated such Director, and the
Schedule I Shareholders agree to call a special meeting of the shareholders or to execute and deliver a written shareholder action upon the request of

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such group in order to effect such removal. In the event a Director who is elected to the Board pursuant to a designation under any of clauses (i) - (iv) of subsection (a) above resigns or is removed from, or otherwise ceases to serve on, the Board, for whatever reason, the vacancy shall be filled with an individual designated by the group which originally designated such Director.

         2.2 QUORUM AND VOTING. A majority of the number of Directors then in office, including at least one of the Directors designated under clauses (i) -
(iv) of Section 2.1 (a) above, shall be necessary to constitute a quorum for the transaction of business by the Board. In all cases, except as otherwise expressly required by statute or by the Articles of Incorporation of the Company, as in effect from time to time, the approval or consent of a majority of the number of Directors then in office shall be required in order to authorize or approve actions or other matters presented to the Board.



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                 ARTICLE 3. RIGHTS OF FIRST REFUSAL AND CO-SALE
                 ----------------------------------------------


         3.1  RIGHTS OF FIRST REFUSAL.

                  (a) Subject to the provisions of Section 3.3, in the event any Institutional Shareholder or any member of the Adler Group (a "Selling Shareholder") proposes to sell Common Shares or Preferred Shares, the Selling Shareholder shall deliver written notice (the "First Refusal Notice") with respect to such proposed sale to the other Institutional Shareholders and to the members of the Adler Group (collectively, the "Offeree Shareholders") not later than 60 days prior to the closing of such sale. The First Refusal Notice shall set forth the number of Common Shares or Preferred Shares which the Selling Shareholder proposes to sell (the "First Refusal Shares"), the identity of the purchaser or purchasers, the terms of the proposed sale and the proposed closing date for the proposed sale. Subject to the provisions of Section 3.1(b) and (c) below, upon receipt of a First Refusal Notice, each Offeree Shareholder shall have an option, exercisable at any time within 20 days after the delivery of the First Refusal Notice, to elect to purchase such portion of the First Refusal Shares as each Offeree Shareholder shall elect in a written notice delivered to the Selling Shareholder within such 20-day period. The First Refusal Shares to be purchased by any electing Offeree Shareholder shall be subject to purchase at the price and upon the other terms contained in the First Refusal Notice and the number of First Refusal Shares shall be subject to reduction as set forth in Section 3.1(b) below.

                  (b) ALLOCATION OF SHARES. If within such 20 day period, the Offeree Shareholders collectively give written notice to the Selling Shareholder of a desire to purchase all, but not less than all, of the First Refusal Shares, then a purchase and sale agreement shall be deemed to have been entered into among the Offeree Shareholders indicating a desire to purchase the First Refusal Shares, as purchasers, and the Selling Shareholder, as seller, containing the terms set forth in the First Refusal Notice. Notwithstanding the provisions of the preceding sentence, if the notices from the Offeree Shareholders indicate a desire to purchase, in the aggregate, more than the number of the First Refusal Shares, then, unless the Offeree Shareholders who elected to purchase the First Refusal Shares unanimously agree among themselves as to a different allocation, each purchasing Offeree Shareholder shall purchase that number of the First Refusal Shares (up to the number indicated in such Offeree Shareholder's written notice of exercise) which bears the same ratio to the total number of First Refusal Shares as the number of Common Shares owned by such Offeree Shareholder (calculated on a Fully Diluted Basis) bears to the total number of Common Shares owned by all of the Offeree Shareholders (calculated on a Fully Diluted Basis) who gave written notice of exercise. The provisions of the preceding sentence will be reapplied as necessary (excluding Offeree Shareholders who have been allocated the number of First Refusal Shares they indicated their desire to purchase in their written notice) until all of the First Refusal Shares have been allocated among the Offeree Shareholders who gave notice of a desire to purchase any of the First Refusal Shares. In the event the Offeree Shareholders do not give notice to

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         the Selling Shareholder of a desire to purchase all of the First
         Refusal Shares within the 20 day notice period, then the Selling Shareholder shall give written notice to the Offeree Shareholders who gave notice of a desire to purchase at least some of the First Refusal Shares that additional First Refusal Shares are available for purchase and such Offeree Shareholders shall then have an option, exercisable at any time within 10 days after the delivery of such notice, to elect to purchase the remainder of such First Refusal Shares. In the event such participating Offeree Shareholders indicate a desire to purchase in the aggregate more than the number of remaining First Refusal Shares, then the remaining First Refusal Shares shall be allocated among them in accordance with the allocation provisions set forth above. Notwithstanding any of the foregoing, the rights of first refusal of the Offeree Shareholders may be exercised only if the Offeree Shareholders exercise their option to purchase all of the First Refusal Shares. If the Offeree Shareholders fail to exercise the right to purchase all of the First Refusal Shares, the Selling Shareholder shall thereafter be free to sell the First Refusal Shares, at the price and upon the terms indicated in the First Refusal Notice, at any time within 180 days after the expiration of the time periods described above, subject only to compliance with the Co-sale provisions of
         Section 3.2.

                  (c) TERMS OF PURCHASE AND SALE. In the event the Offeree Shareholders elect to purchase all of the First Refusal Shares, then at the consummation of such purchase and sale (which the parties shall use their best efforts to consummate not later than 30 days after the giving of notice by the Offeree Shareholders of a desire to purchase all of the First Refusal Shares), then the Selling Shareholder and the participating Offeree Shareholders shall enter into a written agreement providing for the purchase and sale of the First Refusal Shares. The purchase agreement shall provide for (i) the purchase price and other terms set forth in the First Refusal Notice, (ii) representations and warranties of the Selling Shareholder as to its good and marketable title to the First Refusal Shares and its absolute right to transfer the First Refusal Shares to the participating Offeree Shareholders, and
         (iii) the delivery to the participating Offeree Shareholders, against receipt of the purchase price or other consideration, of the certificates representing the First Refusal Shares which are being transferred, duly endorsed in blank by the Selling Shareholder or with blank stock powers attached thereto.

         3.2 CO-SALE RIGHTS. In the event that any Schedule I Shareholder (a "Selling Schedule I Shareholder") proposes to sell Common Shares or Preferred Shares (other than to a Permitted Transferee or in connection with the exercise of the rights of first refusal contained in Section 3.1 above), the Selling
Schedule I Shareholder shall deliver written notice (the "Co-Sale Notice") with respect to such proposed sale to the other Schedule I Shareholders (collectively the "Offeree Schedule I Shareholders") not later than 30 days prior to the closing of such sale. Such Co-Sale Notice shall set forth the number of Common Shares which the Selling Schedule I Shareholder proposes to sell or, in the event that the Selling Schedule I Shareholder proposes to sell Preferred Shares, the number of Common Shares issuable upon conversion of the Preferred Shares to be sold (in each such case the "Co-Sale Shares"), the identity of the purchaser or purchasers, the terms of the proposed sale, and the proposed closing date for the proposed sale. Upon receipt of a Co-Sale Notice, each Offeree Schedule I Shareholder shall have an option,

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exercisable at any time within 20 days after the delivery of the Co-Sale Notice, to elect to participate in such sale and to sell to the proposed purchaser(s) up to that number of the Co-Sale Shares multiplied by a fraction, (x) the numerator of which shall be the total number of Common Shares held by the Offeree Schedule I Shareholder or issuable to the Offeree Schedule I Shareholder upon the conversion of any Preferred Shares held by him or upon the exercise in full of any vested warrants or vested stock options held by him, and (y) the denominator of which shall be the aggregate number of Common Shares owned by all of the
Schedule I Shareholders or issuable to the Schedule I Shareholders upon the conversion of any Preferred Shares held by them or upon the exercise in full of any vested warrants or vested stock options held by them, for the price and upon the other terms and conditions set forth in the Co-Sale Notice. If an Offeree
Schedule I Shareholder elects to participate in a proposed sale, such Shareholder must, as a condition to such participation first convert any Preferred Shares or exercise any warrants or options held by such Offeree
Schedule I Shareholder, to the extent necessary to allow the sale of Common Shares in the amount elected. If an Offeree Schedule I Shareholder elects to participate in a proposed sale, then (i) the Selling Schedule I Shareholder shall be required to include in the sale of the Co-Sale Shares to the proposed purchaser(s) those Common Shares which such Offeree Schedule I Shareholder has elected to sell, (ii) the number of Common Shares or Preferred Shares which the Selling Schedule I Shareholder originally proposed to sell shall be reduced by the number of Common Shares which the Offeree Schedule I Shareholder has elected to sell (or the number of Preferred Shares, which, upon conversion, would equate to such number of Common Shares) and (iii) such Selling Schedule I Shareholder shall not consummate the sale of all or any portion of the Co-Sale Shares to the proposed purchaser(s) without so including such Offeree Schedule I Shareholders' Common Shares. Failure by any Offeree Schedule I Shareholder to give notice of its election to participate in the proposed sale within the aforementioned 20 day period shall be deemed a forfeiture and waiver of any right of such Offeree
Schedule I Shareholder to participate in such sale, provided that such sale is fully closed and consummated on or before the closing date, and upon the terms and conditions specified in, the Co-Sale Notice. In the event such sale is not so consummated, then the provisions of this Section 3.2 shall again be applicable to the sale of the Co-Sale Shares.

         3.3 LIMITED APPLICABILITY OF ARTICLE 3. The provisions of this Article 3 shall not apply to (i) any sale of Common Shares in connection with an initial public offering of Common Shares (a "Public Offering") pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) any sale by a Schedule I Shareholder to any of its Permitted Transferees.


                              ARTICLE 4. COVENANTS
                              --------------------


         The Company and each of the Management Shareholders agrees with the
Schedule I Shareholders that:

         4.1 FINANCIAL INFORMATION, ETC. Until such time as the Schedule I Shareholders cease to own, in the aggregate, ten percent of the Common Shares calculated on a Fully Diluted Basis,

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the Company shall furnish to each Schedule I Shareholder copies of the following financial statements, reports and information:

                  (a) (i) As soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of its annual consolidated audited report, including balance sheet and related statements of income, cash flows and stockholders' equity of the Company and its consolidated subsidiaries for such fiscal year, with comparative figures for the preceding fiscal year, prepared in accordance with generally accepted accounting principles, certified by Ernst & Young or another public accounting firm of nationally recognized standing ("independent public accountants") as presenting fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, together with consolidating statements, the management letter, if any, delivered to the Company by such independent public accountants and the Company's response thereto; and (ii) as soon as available and in any event within 30 days after the end of each month of each fiscal year of the Company, a copy of the consolidated unaudited financial statements of the Company and its subsidiaries, consisting of a consolidated balance sheet as of the close of such month and related statements of income and cash flows for such month and from the beginning of such fiscal year to the end of such month together with consolidating statements; and (iii) together with the statements described in Section 4.1(a)(ii), a certificate signed by the chief financial officer or the treasurer of the Company stating that in his opinion such unaudited financial statements fairly present the consolidated financial position of the Company and its subsidiaries as of the date stated therein and the consolidated results of their operations and cash flows for the period covered, SUBJECT, HOWEVER, to year end adjustments which, in the aggregate, are not reasonably expected to be material, and further subject to the omission of footnotes.

                  (b) Promptly after the sending or filing thereof, copies of all material reports or material correspondence that the Company or any of its subsidiaries sends to any of its security holders, independent public accountants, underwriters or financial advisors.

                  (c) On or before the 30th day after the commencement of each fiscal year of the Company, an annual plan for the Company and each of its subsidiaries for such fiscal year (an "Annual Plan"), which Annual Plan shall include quarterly capital and operating expense budgets, cash flow statements, pro forma balance sheets, capital expenditure budgets, and profit and loss projections. The Company shall deliver quarterly updates to each Annual Plan within 30 days after the end of each fiscal quarter, which updates shall compare the Company's actual operating performance to the budgeted figures in the Annual Plan and shall contain a narrative explaining any material discrepancies between the Company's actual performance and the Annual Plan and describing any significant events affecting the Company which occurred during such quarter.


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                  (d) Such other information with respect to the financial
         condition and operations of the Company and its subsidiaries as the
         Schedule I Shareholders may reasonably request and the Company can obtain without unreasonable expense.

         4.2 INSPECTION. The Company shall permit each of the Schedule I Shareholders and any of their respective partners, directors, officers and employees, and any representatives or agents designated by them and reasonably satisfactory to the Company, to visit and inspect any of the assets and properties of the Company or its subsidiaries, including, without limitation, their books and records (and to make extracts therefrom) and to discuss the Company's and its subsidiaries' affairs, finances and accounts with their respective partners, directors, officers, employees, representatives and agents (including independent public accounts and lawyers), all to such reasonable extent and at such reasonable times and intervals as the Institutional Shareholders may request.

         4.3 NOTICES. The Company, as soon as practicable but in no event later than five business days after the Company obtains knowledge thereof, shall give notice to the Schedule I Shareholders of:

                  (a) any significant adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Company which, if determined adversely to the Company or any of its subsidiaries, could have a material adverse effect on the Company's assets, business operations, financial condition or prospects;

                  (b) the commencement or threatened commencement of any suit, legal or equitable, or of any administrative, arbitration or other proceeding against the Company or any of its subsidiaries or their respective businesses, assets or properties which, if determined adversely to the Company or any of its subsidiaries, could have a material adverse effect on the Company's assets, business operations, financial condition or prospects;

                  (c) any other condition or event which may have a materially adverse effect on the Company's assets, business operations, financial condition or prospects.

         4.4 TRANSACTIONS WITH AFFILIATES. The Company shall not, and shall not permit any of its subsidiaries to: (a) permit the direct or indirect transfer, distribution or payment of any of its funds, assets or property to any shareholder, officer, Director or employee of the Company or any subsidiary or any Affiliate or relative of any of the foregoing persons (collectively, "Company Insiders") without the prior written consent of at least four of the Institutional Shareholders, except that the Company or any subsidiary may pay:
(i) bona fide employee compensation to employees (whether in the form of cash, stock options or otherwise) for services actually rendered to the Company or any subsidiary, (ii) expenses incurred by an employee in the ordinary course of the Company's or any subsidiary's business, (iii) amounts due or becoming due under arrangements existing as of the date of this Agreement for services or property or the use thereof allocated to the Company or any subsidiary, (iv) compensation

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to Charles W. Walton, George L. Schneider or Richard L. Garcia under their respective employment agreements with the Company which were entered into prior to the date hereof, and (v) reasonable fees and expense reimbursements paid to the Directors of the Company and its subsidiaries; (b) lend or advance money, credit or property to any Company Insider except as permitted by the preceding clause (a); (c) invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any assets or properties, of any Company Insider; or (d) guarantee, assume, endorse or otherwise become responsible for, or enter into any agreement or instrument for the purpose of discharging or assuming (either directly or indirectly, through the purchase of goods, supplies or services or otherwise) any indebtedness, responsibility, obligation or liability of any Company Insider.

         4.5 REGULATORY COOPERATION. In the event that a member of the BOCP Combined Group is deemed to own, control or have power over a greater quantity of securities of any kind issued by the Company than is permitted by any requirement of any applicable law (a "Regulatory Problem"), upon the written request of any such person, the Schedule I Shareholders agree to vote all Common Shares or Preferred Shares owned by them, to execute and deliver written shareholder actions and to call special shareholder meetings, so as to eliminate such Regulatory Problem as quickly as possible by taking steps necessary to authorize a new class of capital stock of the Company having lesser or no voting power but otherwise equivalent to the Common Shares, and to issue to such person shares of such new class of capital stock in substitution for the Common Shares which such person owns or to which such person is entitled, upon the exercise of any warrant, to purchase. Notwithstanding any other provisions hereof, BOCP II agrees that it will not exercise its voting rights with respect to any Class A Common Shares issued to it upon exercise of any warrants owned by it as of the date of this Agreement or hereafter acquired by it.


                         ARTICLE 5. REGISTRATION RIGHTS
                         ------------------------------


         5.1 REQUIRED REGISTRATION. Upon the receipt by the Company of a written request for the registration of Common Shares from a Schedule I Shareholder who individually or together with other holders of securities of the Company executing such request holds securities of the Company representing not less than 40% of the Company's then outstanding Common Shares considered on a Fully Diluted Basis, the Company shall promptly prepare and file, at its expense, a registration statement under the Securities Act covering the Common Shares which are the subject of such request and shall use its best efforts to cause such registration statement to become effective; PROVIDED, HOWEVER, that the Company shall only be required to register Common Shares (as opposed to Preferred Shares or any other securities of the Company); PROVIDED FURTHER, that the Company shall not be required to bear the expense of more than one such registration. In the event that the Schedule I Shareholder who has requested the registration of Common Shares pursuant to this Section 5.1 determines for any reason not to proceed with a registration at any time before the registration statement has been declared effective by the Securities and Exchange Commission (the "Commission"), and such registration statement, if theretofore filed with the Commission, is withdrawn with respect to the Common Shares covered

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thereby, and the Schedule I Shareholder agrees to bear its own expenses incurred in connection therewith and to reimburse the Company for the expenses incurred by it attributable to the registration of such Common Shares, then such Schedule I Shareholder shall not be deemed to have exercised its right to require the Company to register Common Shares pursuant to this Section 5.1 at the expense of the Company.

         5.2 INCIDENTAL REGISTRATION. Each time the Company shall determine to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale of any of its securities by it or any of its security holders (other than on Form S-4 or Form S-8, or any successor or similar forms) including, without limitation, as a result of a request by a Schedule I Shareholder pursuant to Section 5.1, the Company will give written notice of its determination to all of the holders of securities of the Company which are issued and outstanding as of the date hereof (including, without limitation, all of the Schedule I Shareholders). Upon the written request of any such holder given to the Company within 20 days after the mailing of any such notice by the Company, the Company will, except as herein provided, cause all of the Common Shares which such holders have requested to be registered to be included in such registration statement, subject to the reasonable request of any underwriters selected by the Company in connection with the sale by the Company of any of its securities that all or any portion of such Common Shares be excluded from such registration statement, pro rata among the holders thereof. For purposes of calculating the pro rata rights of the Company's security holders, (i) the holders of Preferred Shares shall be deemed to hold the number of Common Shares such holders would own upon the conversion of such Preferred Shares into Common Shares and (ii) the holders of warrants and stock options shall be deemed to hold the number of Common Shares for which such warrants and stock options are then exercisable, in each case determined as of the effective date of the registration statement.

         5.3 LIMITATIONS. Notwithstanding the provisions of Section 5.1, the Company shall not be required to prepare and file any registration statement upon the demand of any Schedule I Shareholder under Section 5.1: (a) if, in the opinion of recognized securities counsel to the Company, Rule 144 under the Securities Act is available to such holder or holders for the purpose of selling, within a three-month period, the number of Common Shares requested to be registered; or (b) within nine months after the effective date of a registration statement filed by the Company pursuant to the request of a
Schedule I Shareholder under Section 5.1.

         5.4 REGISTRATION PROCEDURES. If and whenever the Company is required by the provisions of Section 5.1 or 5.2 to effect the registration of Common Shares under the Securities Act, the Company will:

                  (a) Promptly prepare and file with the Commission a registration statement with respect to such securities, and use its best efforts to cause such registration statement to become and remain effective for such period of time as may be reasonably necessary to effect the sale of such securities.

                  (b) Prepare and file with the Commission such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period of time as may be reasonably necessary to effect the sale of such securities.

                  (c) Use its best efforts to register or qualify the Common Shares for sale under such other securities or blue sky laws of such jurisdictions as the holders of securities of the Company (hereinafter in this section referred to as "such holders") participating in such registration may reasonably request and do any and all other acts and things which may be reasonably necessary or desirable to enable such holders to consummate the disposition in such jurisdictions of the Common Shares owned by such holders.

                  (d) Furnish to such holders participating in the registration and to the underwriters of the securities being registered a reasonable number of copies of the registration statement, preliminary prospectus, final prospectus, and such other documents as such holders or underwriters may reasonably request in order to facilitate the public offering of such securities.

                  (e) Notify such holders participating in such registration, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed.

                  (f) Notify such holders promptly of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information.

                  (g) Prepare and file with the Commission, promptly upon the request of any such holders, any amendment or supplement to such registration statement or prospectus which, in the opinion of special counsel for such holders (and concurred in by counsel for the Company), is required under the Securities Act or the rules and regulations promulgated thereunder in connection with the distribution of Common Shares by such holders.

                  (h) Prepare and promptly file with the Commission and promptly notify such holders of the filing of any amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

                  (i) Advise such holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threat of initiation of any proceeding for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

                  (j) As soon as practicable and in no event less than one day prior to the filing of any amendment or supplement to such registration statement or prospectus, furnish copies thereof to such holders and refrain from filing any such amendment or supplement to which a majority in interest of such holders shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder, unless in the opinion of counsel for the Company the filing of such amendment or supplement is reasonably necessary to protect the Company from any liabilities under any applicable federal or state law and such filing will not violate applicable law.

                  (k) At the request of a Schedule I Shareholder, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion of counsel satisfactory to such Schedule I Shareholder, addressed to the underwriters, if any, and to the Schedule I Shareholder making such request, opining as to such matters as such underwriters and holder or holders may reasonably request; and (ii) a letter or letters from the independent certified public accountants of the Company, addressed to the underwriter, if any, and to the Schedule I Shareholder making such request, covering such matters as such underwriters and Schedule I Shareholder may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the Securities Act and that in the opinion of such accountants the financial statements and other financial data of the Company included in the registration statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Securities Act; PROVIDED, HOWEVER, that in the event the Company receives a request for such an opinion or letter from more than one Schedule I Shareholder, an opinion or letter, as the case may be, addressed to all of the Schedule I Shareholders making such request shall satisfy the Company's obligations under this paragraph (k).

         5.5 EXPENSES. With respect to the registrations requested pursuant to
Section 5.1 hereof which are to be at the expense of the Company and with respect to each inclusion of Common Shares in a registration statement pursuant to Section 5.2 hereof, the Company shall bear the following fees, costs and expenses: all registration, filing and NASD fees, printing expenses, underwriting discounts and commissions, transfer fees, fees and disbursements of counsel and accountants for the Company, fees and disbursements of counsel, if any, for the underwriter or underwriters of such securities related to any sale of securities by the Company or any person other than the holders of securities of the Company participating in such registration (but only if the Company and/or the selling security holders are required to bear such fees and disbursements), and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified; and the holders of securities of the Company participating in such registration shall bear the fees, costs and expenses of their special counsel and of counsel for the underwriter or underwriters retained by them in connection with the sale of their securities, if not paid by such underwriter or underwriters.

         5.6      INDEMNIFICATION.

                  (a) BY THE COMPANY. The Company will indemnify and hold harmless each holder of Common Shares which are included in a registration statement pursuant to these provisions and any underwriter (as defined in the Securities Act) for such holder and each person, if any, who controls such holder or such underwriter within the meaning of the Securities Act, from and against any and all loss, damage, liability, cost and expense to which such holder or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; PROVIDED, HOWEVER, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such holder, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

                  (b) BY HOLDERS OF REGISTRABLE SHARES. Each holder of Common Shares which are included in a registration pursuant to these provisions will indemnify and hold harmless the Company, each other holder, any underwriter and each person, if any, who controls the Company, such other holder or such underwriter, from and against any and all loss, damage, liability, cost or expense to which the Company or such other holder or any controlling person and/or any underwriter may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs, or expenses are caused by any untrue or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by such holder specifically for use in the preparation thereof.

                  (c) NOTICE. Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) or (b) of this Section 5.6 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph
(a) or (b), promptly notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case any such action is brought against any indemnified party and the indemnified party notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; PROVIDED, HOWEVER, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or
(iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

         5.7 TRANSFER OF REGISTRATION RIGHTS. The registration rights and related obligations provided herein may be transferred, in whole or in part, and from time to time, to any person who acquires or otherwise receives Common Shares or Preferred Shares, or warrants for Common Shares, from a Schedule I Shareholder in accordance with Article 3 of this Agreement; PROVIDED, HOWEVER, that (a) the Company shall be given written notice by the transferor thereof at the time of such transfer stating the name and address of the transferee and identifying the securities with regard to which such rights are being transferred and (b) the transferee shall agree in writing to assume the obligations of the transferor hereunder to the extent of such transfer.

         5.8 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of restricted securities to the public without registration, the Company agrees that, following the consummation of a Public Offering, it shall use its best efforts to:

                  (a) make and keep public information regarding the Company available (as such terms are understood and defined in Rule 144 under the Securities Act);

                  (b) file with the Commission in a timely manner all reports and other documents required to be filed by the Company under the Securities Act or under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

                  (c) so long as any Schedule I Shareholder owns any restricted securities of the Company, furnish to such Schedule I Shareholder upon its written request therefor a written statement by the Company as to its compliance with the reporting requirements of the Securities Act (including, without limitation, Rule 144 thereunder) and the Exchange Act; and

                  (d) take such further action as any Schedule I Shareholder may reasonably request.


                          ARTICLE 6. GENERAL PROVISIONS
                          -----------------------------


         6.1 LEGENDS. The following legend shall appear conspicuously on the face or back of any certificate for Common Shares or Preferred Shares hereafter issued by the Company to any of the Schedule I Shareholders or to any person who acquires or otherwise receives Common Shares or Preferred Shares from any
Schedule I Shareholder:

                  The shares represented by this certificate are subject to the terms and provisions of an Amended and Restated Shareholders Agreement dated as of February ___, 1996, by and among the Company and certain of the shareholders of the Company. Any purchaser, assignee, transferee, pledgee or other successor to any holder hereof is bound by the terms and provisions of such instrument, a copy of which will be mailed to any holder hereof, without charge, within five days after receipt of a written request therefor directed to the Secretary of the Company.

         6.2 AMENDMENT; TERMINATION. This Agreement may be amended only in a writing which refers to this Agreement and which is executed by each of the Institutional Shareholders, by at least one member of the Adler Group, and by such other Schedule I Shareholders, if any, as may be necessary so that the amendment has been executed by the holders of not less than 80% of the Common Shares then held directly or indirectly by all of the Schedule I Shareholders calculated on a Fully Diluted Basis; provided, however, that no amendment hereto shall materially diminish the rights of any Schedule I Shareholder hereunder unless such Schedule I Shareholder agrees in writing to such amendment. All of the provisions of this Agreement other than those contained in Article 5 shall terminate upon the completion of a Public Offering (as such term defined in Section 3.3).

         6.3 EFFECT OF AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and shall be binding upon and inure to the benefit of the other parties hereto and any person who acquires or otherwise receives Common Shares, Preferred Shares or warrants for Common Shares from a party hereto in accordance with Article 3 of this Agreement. No party to this Agreement may assign any of his rights or delegate any of his duties under this Agreement except by a transfer of his Common Shares, Preferred Shares or warrants for Common Shares which complies in all respects with Article 3 of this Agreement.

         6.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same Agreement.

         6.5 NOTICES. All notices, elections and other communications pursuant to this Agreement shall be deemed to be delivered when received and shall be made in writing and sent to (a) the Company at its principal business address or
(b) to any Schedule I Shareholder at his address as shown on the books and records of the Company.

         6.6 ENTIRE AGREEMENT. Except as herein expressly set forth or in an instrument in writing signed by the party to be bound thereby which makes reference to this Agreement, this Agreement embodies the entire agreement relating to the subject matter hereof, and no other representations, warranties, covenants, understandings or agreements relating to such subject matter exist between any of the parties.

         6.7 GOVERNING LAW. This Agreement has been negotiated, executed and delivered in the State of Ohio, and shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive law of the State of Ohio.

         6.8 SEVERABILITY. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, all such provisions shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

         6.9 CONSTRUCTION. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof. Unless otherwise specifically indicated, references in this Agreement to Articles, Sections, paragraphs and clauses refer to the Articles, Sections, paragraphs and clauses of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.

         IN WITNESS WHEREOF, the Company and the Schedule I Shareholders have executed this Agreement as of the day and year first above written.

                                 WASTEQUIP, INC.
                                 (the "Company")

                                 By:  /s/ Charles W. Walton
                                      ----------------------------------------
                                      Charles W. Walton, Chairman

                                 Schedule I Shareholders:
                                 ------------------------

                                 PRIMUS CAPITAL FUND II LIMITED PARTNERSHIP
                                 By Primus Management II
                                 By Primus Venture Partners

                                 By:  /s/ James T. Bartlett
                                      ----------------------------------------
                                      James T. Bartlett, Partner

                                 MORGENTHALER VENTURE PARTNERS II
                                 By Morgenthaler Management Partners     II

                                 By:  /s/ Paul S. Brentlinger
                                      ----------------------------------------
                                      Paul S. Brentlinger, Partner

                                 MORGENTHALER VENTURE PARTNERS III
                                 By Morgenthaler Management Partners     III

                                 By:  /s/ Paul S. Brentlinger
                                      ----------------------------------------
                                      Paul S. Brentlinger, Partner

                                      /s/ Charles W. Walton
                                      ----------------------------------------
                                      Charles W. Walton

                                      /s/ Richard B. Tullis
                                      ----------------------------------------
                                      Richard B. Tullis

                                      /s/ S. Sterling Mcmillan, III
                                      ----------------------------------------
                                      S. Sterling McMillan, III

                                      /s/ H. J. McGinness, Jr.
                                      ----------------------------------------
                                      H. J. McGinness, Jr.

                                      /s/ A. Malachi Mixon, III
                                      ----------------------------------------
                                      A. Malachi Mixon, III

                    ADDITIONAL SIGNATURE PAGE TO AMENDED AND
                         RESTATED SHAREHOLDERS AGREEMENT


                               BANC ONE CAPITAL PARTNERS II,
                               LIMITED PARTNERSHIP
                               By BOCP Holdings Corporation

                               By:   /s/ William P. Leahy
                                     -------------------------------------
                               Title:
                                     -------------------------------------


                               BANC ONE CAPITAL PARTNERS CORPORATION

                               By:   /s/ William P. Leahy
                                     -------------------------------------
                               Title:
                                     -------------------------------------


                               TAMPSCO PARTNERSHIP VIII,
                               a Missouri General Partnership

                               By:   /s/ M. Peter Fischer
                                     -------------------------------------
                                     M. Peter Fischer
                                     General Partner


                               FOUNDATION PARTNERS FUND, G.P.,
                               a Missouri General Partnership

                               By:   /s/ M. Peter Fischer
                                     -------------------------------------
                                     M. Peter Fischer
                                     General Partner

                    ADDITIONAL SIGNATURE PAGE TO AMENDED AND
                         RESTATED SHAREHOLDERS AGREEMENT


                              MESIROW CAPITAL PARTNERS VI
                              By: Mesirow Private Equity Investments, Inc., its general partner
                              By:    /s/ Daniel P. Howell
                                     -----------------------------------
                              Title: Executive Vice President


                              ARBEIT & CO.

                              By:    /s/ John H. Agee
                                     -----------------------------------

                              Title: Attorney-in-fact
                                     -----------------------------------


                              GERALD RAUENHORST FAMILY FOUNDATION

                              By:    /s/ John H. Agee
                                     -----------------------------------

                              Title: Vice President
                                     -----------------------------------


                              ALPHA & OMEGA FAMILY FOUNDATION

                              By:    /s/ John H. Agee
                                     -----------------------------------

                              Title: Vice President
                                     -----------------------------------


                              SIEBEN FOUNDATION, INC.

                              By:    /s/ John H. Agee
                                     -----------------------------------

                              Title: Vice President
                                     -----------------------------------


                              SIEBEN INVESTMENT CO.

                              By:    /s/ John H. Agee
                                     -----------------------------------

                              Title: Managing Partner
                                     -----------------------------------

                    ADDITIONAL SIGNATURE PAGE TO AMENDED AND
                         RESTATED SHAREHOLDERS AGREEMENT





                                 WILBLAIRCO ASSOCIATES, a general partnership

                                 By:    /s/ Stephen Campbell
                                        -------------------------------

                                 Title: Partner
                                        -------------------------------




                                /s/ Lee E. Tenzer
                                ---------------------------------------
                                Lee E. Tenzer

                                   SCHEDULE I
                                   ----------

                             SCHEDULE I SHAREHOLDERS
                             -----------------------



                           Primus Capital Fund II Limited Partnership

                           Morgenthaler Venture Partners II

                           Morgenthaler Venture Partners III

                           Charles W. Walton

                           Richard B. Tullis

                           S. Sterling McMillan, III

                           H. J. McGinness, Jr.

                           A. Malachi Mixon, III

                           Banc One Capital Partners II, Limited Partnership

                           Banc One Capital Partners Corporation

                           Tampsco Partnership VIII

                           Foundation Partners Fund, G.P.

                           Mesirow Capital Partners VI

                           Arbeit & Co.

                           Gerald Rauenhorst Family Foundation

                           Alpha & Omega Family Foundation

                           Sieben Foundation, Inc.

                           Sieben Investment Co.

                           Wilblairco Associates, a general partnership

                           Lee E. Tenzer

                                   EXHIBIT A
                                   ---------

                              SHAREHOLDER'S ASSENT
                              --------------------

                  The undersigned hereby assents to the Amended and Restated Shareholders Agreement by and among Wastequip, Inc., an Ohio corporation, and certain of its shareholders dated as of February __, 1996 (the "Agreement"), and hereby agrees to become a party to the Agreement and to be bound by all of the terms and provisions thereof. For purposes of the Agreement, the undersigned shall be deemed to be a "Schedule I Shareholder" as such term is defined in the Agreement.

                  Executed as of ______________________.

                                           ------------------------------
                                           Shareholder's Signature


Name and Address of Shareholder:

------------------------------

------------------------------

------------------------------